SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         ALEXION PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                          ALEXION PHARMACEUTICALS, INC.
                                 25 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 776-1790

November 13, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 9:00 a.m., on Thursday, December 11, 1997, in the Whitney Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017.

     This year, you are being asked only to elect seven directors to the Company's Board of Directors. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

     Thank you for your cooperation.


                                 Very truly yours,

                                 /s/ LEONARD BELL, M.D.
                                 ---------------------------------------
                                 LEONARD BELL, M.D.
                                 President, Chief Executive Officer,
                                 Secretary and Treasurer

                          ALEXION PHARMACEUTICALS, INC.

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ----------

                                                          New Haven, Connecticut
                                                               November 13, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of Alexion Pharmaceuticals, Inc. will be held on Thursday, December 11, 1997, at 9:00 a.m., in the Whitney Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017 for the following purposes:

     (1)  To elect seven directors to serve for the ensuing year; and

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on November 13, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.


                                                     LEONARD BELL, M.D.
                                                         Secretary

                          ALEXION PHARMACEUTICALS, INC.
                                 25 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 776-1790

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                               GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.0001 per share (the "Common Stock"), of Alexion Pharmaceuticals, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, December 11, 1997, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies will be mailed to stockholders on or about November 13, 1997 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby for all listed nominees for director and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on November 13, 1997 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On November 13, 1997 there were 9,123,693 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. With respect to the proposal to elect directors, abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes, however, the number of votes otherwise received by the nominee will not be reduced by such action.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of October 1, 1997 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock;
(ii) each director; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and named executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                  NUMBER OF SHARES              PERCENTAGE OF
       NAME AND ADDRESS                             BENEFICIALLY             OUTSTANDING SHARES
    OF BENEFICIAL OWNER(1)                            OWNED(2)                 OF COMMON STOCK
    ---------------------                         ----------------           -------------------
BB Biotech AG
 Vordergrasse 3
 8200 Schaffhausen
 CH/Switzerland(3) ..............................      935,782                      9.3%

Collinson Howe Venture Partners
 1055 Washington Boulevard, 5th Floor
 Stamford, Connecticut 06901(4) .................      747,491                      8.2%

Biotechnology Investment Group, L.L.C.
 c/o Collinson Howe Venture Partners
 1055 Washington Boulevard, 5th Floor
 Stamford, Connecticut 06901(5)(6) ..............      697,575                      7.7%

United States Surgical Corporation
 150 Glover Avenue
 Norwalk, Connecticut 06856(7) ..................      824,087                      9.1%

Mehta and Isaly Asset Management, Inc.
 41 Madison Avenue--40th Floor
 New York, NY 10010(8) ..........................      773,500                      8.5%

Pioneering Management Corporation
 60 State Street
 Boston, MA 02109(9) ............................      500,000                      5.5%

Oak Investment Partners
 c/o Oak Investment Partners V
 One Gorham Island
 Westport, Connecticut 06880(10) ................      495,884                      5.4%

INVESCO Global Health Sciences Fund
 c/o INVESCO Trust Company
 attn: Health Care Group
 7800 E. Union Avenue, Ste. 800
 Denver, Colorado 80237(11) .....................      466,776                      5.1%


                                                                   NUMBER OF SHARES           PERCENTAGE OF
           NAME AND ADDRESS                                          BENEFICIALLY          OUTSTANDING SHARES
        OF BENEFICIAL OWNER(1)                                         OWNED(2)              OF COMMON STOCK
        ----------------------                                     ----------------        ------------------
Timothy F. Howe(12) ...............................................    750,891                     8.3%
Eileen M. More(13) ................................................    519,284                     5.7%
Leonard Bell, M.D.(14) ............................................    334,850                     3.6%
John H. Fried, Ph.D.(15) ..........................................     86,936                       *
Stephen P. Squinto, Ph.D.(16) .....................................    111,700                     1.2%
David W. Keiser(17) ...............................................     89,800                       *
Joseph Madri, Ph.D., M.D.(18) .....................................     53,400                       *
Louis A. Matis, M.D.(19) ..........................................     83,150                       *
Max Link, Ph.D.(20) ...............................................     21,423                       *
Leonard Marks, Jr., Ph.D.(21) .....................................     11,900                       *
Bernadette L. Alford, Ph.D.(22) ...................................     32,600                       *
Directors and Executive Officers as a group (11 persons)(23) ......  2,095,934                    21.8%

----------

* Less than one percent



(1) Unless otherwise indicated, the address of all persons is 25 Science Park, Suite 360, New Haven, Connecticut 06511.

(2) To the Company's knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3) This figure is based upon information set forth in a Schedule 13D dated September 8, 1997, filed jointly by BB Biotech AG and Biotech Target, S.A. Includes 935,782 shares of Common Stock which are issuable upon conversion automatically on March 9, 1998, or at the election of the holder at any time after September 9, 1997, of the Company's Series B Preferred Stock. Biotech Target, S.A., a Panamanian corporation, which purchased the Series B Preferred Stock, is a wholly-owned subsidiary of BB Biotech AG. BB Biotech AG is a holding company incorporated in Switzerland.

(4) Collinson Howe Venture Partners, Inc. ("CHVP") is a venture capital investment management firm which is the managing member of Biotechnology Investment Group, L.L.C. ("Biotechnology Group"), and is the investment advisor to Schroders, Inc., Schroder Venture Limited Partnership ("Schroder Partnership") and Schroder Ventures U.S. Trust ("Schroder Trust"). As such, CHVP shares beneficial ownership of the shares listed above which include
     (i) 697,575 shares, 21,052 shares, 16,842 and 4,210 shares of Common Stock owned by Biotechnology Group, Schroders, Inc., Schroder Partnership and Schroder Trust, respectively, and (ii) 7,812 shares issuable upon the exercise of warrants owned by Schroders, Inc. Timothy F. Howe, a director of the Company, is the Vice President and a stockholder of CHVP. As such he has shared investment and voting power over the shares beneficially owned by CHVP.

(5) Biotechnology Group is a limited liability company which invests in and otherwise deals with securities of biotechnology and other companies. The members of Biotechnology Group are (i) the managing member, CHVP, an investment management firm of which Jeffrey J. Collinson is President, sole director and majority stockholder and Timothy F. Howe, a director of the Company, is a Vice President and a stockholder, (ii) The Edward Blech Trust ("EBT"), and (iii) Wilmington Trust Company ("WTC"), as voting trustee under a voting trust agreement (the "Voting Trust Agreement"), among WTC, Biotechnology Group and BIO Holdings L.L.C. ("Holdings"). The managing member of Biotechnology Group is CHVP. Each of Citibank, N.A. ("Citibank") and Holdings has the right pursuant to the Voting Trust Agreement to direct the actions of WTC as a member of Biotechnology Group. WTC, as the member holding a majority interest in Holdings, has the right to direct the actions of Holdings under the Voting Trust Agreement. Citibank, pursuant to a separate voting trust agreement among WTC, David Blech and Holdings, has the right to direct the actions of WTC as a member of Holdings with respect to the rights of Holdings under the Voting Trust Agreement.

(6) By virtue of their status as members of the Biotechnology Group, each of CHVP and EBT may be deemed the beneficial owner of all shares held of record by Biotechnology Group (the "Biotechnology Group Shares"). By virtue of his status as the majority owner and controlling person of CHVP, Jeffrey
     J. Collinson may also be deemed the beneficial owner of the Biotechnology Group Shares. Each of CHVP, EBT and Jeffrey J. Collinson disclaims beneficial ownership of any Biotechnology Group Shares except to the extent, if any, of such person's actual pecuniary interest therein.

(7) Includes 166,945 shares of Common Stock purchased by United States Surgical Corporation from the Company on September 30, 1997.

(8) This figure is based upon information set forth in a Schedule 13D/A dated July 8, 1997, filed by a group consisting of Samuel D. Isaly, Viren Mehta and certain entities affiliated with these individuals including Pharma/Health, M and I Investors, Inc., Caduceus Capital, L.P., Caduceus Capital Management, Inc. and Worldwide Heath Services Portfolio.

(9) This figure is based upon information set forth in a Schedule 13G dated January 9, 1997, filed by Pioneering Management Corporation.

(10) Includes 408,571 shares owned by Oak Investment V Partners and 9,189 shares owned by Oak Investment V Affiliates, two affiliated limited partnerships (collectively, "Oak Investments"). In addition, Oak Investments' beneficial ownership includes 78,124 shares which may be acquired upon the exercise of warrants.

(11) Includes 31,250 shares which may be acquired upon the exercise of warrants.

(12) Consists of shares beneficially owned by CHVP (see footnote 4 above). Includes 3,400 shares which may be acquired upon the exercise of options which are exercisable within 60 days of October 1, 1997. Excludes 3,400 shares obtainable through the exercise of options granted to Mr. Howe which are not exercisable within 60 days of October 1, 1997. Mr. Howe disclaims beneficial ownership of shares held or beneficially owned by CHVP.

(13) Includes 23,400 shares of Common Stock which may be acquired upon the exercise of options granted to Eileen More and 495,844 shares owned by Oak Investments (see note 10). Excludes 3,400 shares obtainable through the exercise of options granted to Ms. More which are not exercisable within 60 days of October 1, 1997.Ms. More is a General Partner at Oak Investments.

(14) Includes 176,250 shares of Common Stock that may be acquired upon the exercise of options which are exercisable within 60 days of October 1, 1997 and 300 shares, in aggregate, held in the names of Dr. Bell's three minor children. Excludes 308,750 shares obtainable through the exercise of options granted to Dr. Bell which are not exercisable within 60 days of October 1, 1997 and 90,000 shares held in trust for Dr. Bell's children of which Dr. Bell disclaims beneficial ownership. Dr. Bell disclaims beneficial ownership of the shares held in the name of his minor children.

(15) Includes 4,686 shares that may be acquired upon the exercise of warrants and 10,900 shares that may be acquired on the exercise of options that are exercisable within 60 days of October 1, 1997. Excludes 3,400 shares obtainable through the exercise of options granted to Dr. Fried which are not exercisable within 60 days of October 1, 1997.

(16) Includes 55,000 shares of Common Stock which may be acquired upon the exercise of options granted to Dr. Squinto which are exercisable within 60 days of October 1, 1997 and 4,200 shares, in aggregate, held in the names of Dr. Squinto's two minor children of which 4,000 shares are in two trusts managed by his wife. Excludes 85,000 shares obtainable through the exercise of options granted to Dr. Squinto which are not exercisable within 60 days of October 1, 1997. Dr. Squinto disclaims beneficial ownership of the shares held in the name of his minor children and the foregoing trusts.

(17) Includes 47,500 shares which may be acquired upon the exercise of options which are exercisable within 60 days of October 1, 1997 and 300 shares, in aggregate, held in the names of Mr. Keiser's three minor children. Excludes 102,500 shares obtainable through the exercise of options granted to Mr. Keiser, which are not exercisable within 60 days of October 1, 1997. Mr. Keiser disclaims beneficial ownership of the shares held in the name of his minor children.

(18) Includes 8,400 shares that may be acquired upon the exercise of options which are exercisable within 60 days of October 1, 1997. Excludes 3,400 shares obtainable through the exercise of options granted to Dr. Madri which are not exercisable within 60 days of October 1, 1997.

(19) Includes 65,000 shares of Common Stock which may be acquired upon the exercise of options granted to Dr. Matis which are exercisable within 60 days of October 1, 1997 and 150 shares, in aggregate, held in the names of Dr. Matis's three minor children. Excludes 85,000 shares obtainable through the exercise of options, granted to Dr. Matis, which are not exercisable within 60 days of October 1, 1997. Dr. Matis disclaims beneficial ownership of the shares held in the name of his minor children.

(20) Excludes 3,400 shares obtainable through the exercise of options, granted to Dr. Link, which are not exercisable within 60 days of October 1, 1997.

(21) Includes 10,900 shares which may be acquired upon the excise of options which are exercisable within 60 days of October 1, 1997. Excludes 3,400 shares obtainable through the exercise of options granted to Dr. Marks, which are not exercisable within 60 days of October 1, 1997.

(22) Consists of 32, 500 shares of Common Stock which may be acquired upon the exercise of options granted to Dr. Alford which are exercisable within 60 days of October 1, 1997 and 100 shares held in the name of Dr. Alford's minor child. Excludes 73,250 shares obtainable through the exercise of options, granted to Dr. Alford, which are not exercisable within 60 days of October 1, 1997.

(23) Consists of shares beneficially owned by Drs. Alford, Bell, Fried, Link, Madri, Marks, Matis, Squinto, Mr. Keiser, Mr. Howe and Ms. More. Includes 90,622 shares of Common Stock which may be acquired upon the exercise of warrants and 433,250 shares of Common Stock which may be acquired upon the exercise of options which are exercisable within 60 days of October 1, 1997.

                         PROPOSAL--ELECTION OF DIRECTORS

     Seven directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                       YEAR FIRST                                   PRINCIPAL OCCUPATION DURING
       DIRECTOR           AGE        BECAME DIRECTOR                                     THE PAST FIVE YEARS
       --------           ---        ---------------                                ----------------------------
John H. Fried, Ph.D. .... 68              1992              Chairman of the Board of Directors of the Company since April 1992;
                                                            President of Fried & Co., Inc. since 1992; Vice Chairman of Syntex Corp.
                                                            from 1985 to January 1993 and President of the Syntex Research Division
                                                            from 1976 to 1992. (1)(2)

Leonard Bell, M.D. ...... 39              1992              President, Chief Executive Officer, Secretary and Treasurer of the
                                                            Company since January 1992; Assistant Professor of Medicine and
                                                            Pathology and Co-Director of the Program in Vascular Biology at the Yale
                                                            University School of Medicine from 1991 to 1992; Attending Physician at the Yale-New Haven Hospital and Assistant Professor of the Department of
                                                            Internal Medicine at the Yale University School of Medicine from 1990 through 1992.

Timothy F. Howe ......... 39              1995              Principal of Collinson Howe Venture Partners, Inc. since 1990. (2)

Max Link, Ph.D. ......... 57              1992              Retired; Chief Executive Officer of Corange U.S. Holdings, Inc. from May
                                                            1993 to June 1994; Chairman of the Board of Sandoz Pharma, Ltd. from
                                                            1992 to 1993 and Chief Executive Officer of Sandoz Pharma, Ltd. from
                                                            1987 to 1992. (1)(2)

Joseph A. Madri,
  Ph.D., M.D. ........... 51              1992              Chairman of the Company's Scientific Advisory Board since March 1992;
                                                            Faculty Member of the Yale University School of Medicine since 1980.



                                       YEAR FIRST                                   PRINCIPAL OCCUPATION DURING
       DIRECTOR           AGE        BECAME DIRECTOR                                     THE PAST FIVE YEARS
       --------           ---        ---------------                                ----------------------------
Leonard Marks, Jr., ..... 76              1992              Independent Corporate Director and Management Consultant since
                                                            1985.(1)(2) Ph.D.

Eileen M. More .......... 51              1993              General Partner of Oak Investment Partners since 1980.

----------

(1)  Member of the Audit Committee of the Board of Directors.

(2)  Member of the Compensation Committee of the Board of Directors.

     Dr. Fried is a director of Corvas International Incorporated. Dr. Link is a director of Protein Design Labs, Inc., Procept, Inc. and Human Genome Sciences Inc. Dr. Marks is a director of Airlease Management Servicing, which is a subsidiary of Bank of America, and Northern Trust Bank of Arizona. Ms. More is a director of several high technology and biotechnology companies including Coral Therapeutics, Inc., Pharmacopeia, Inc., Trophix Pharmaceuticals, Inc., Instream Corporation and Teloquent Communication Corporation.

     In February 1993, the Board formed an Audit Committee which was established to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. Drs. Fried, Link and Marks are the current members of the Audit Committee. During the fiscal year ended July 31, 1997, the Audit Committee held one meeting.

     In February 1993, the Board formed a Compensation Committee which was established to review compensation practices, to recommend compensation for executives and key employees, and to administer the Company's 1992 Stock Option Plan. Drs. Fried, Link, Marks and Mr. Howe are the current members of the Compensation Committee. During the fiscal year ended July 31, 1997, the Compensation Committee held one meeting.

     During the fiscal year ended July 31, 1997, the Board of Directors held seven meetings and acted by unanimous written consent in lieu of a meeting once. Each director attended at least 75% of the meetings of the Board of Directors held when he or she was a Director and of all committees of the Board of Directors on which he or she served.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

VOTE REQUIRED

     The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes, however, the number of votes otherwise received by the nominee will not be reduced by such action.

     THE BOARD OF DIRECTORS DEEMS "PROPOSAL--ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid by the Company as well as certain other compensation paid during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company for such period in all capacities in which they served.

                                                    SUMMARY COMPENSATION TABLE

                                                                                                                     LONG TERM
                                                                                ANNUAL COMPENSATION                 COMPENSATION
                                                                       -----------------------------------------------------------
                                                          FISCAL         BASE                         OTHER            OPTIONS
        NAME AND PRINCIPAL POSITION                        YEAR         SALARY          BONUS      COMPENSATION   (NUMBER OF SHARES)
        ---------------------------                        ----         ------          -----      ------------   ------------------
Leonard Bell, M.D .................................        1997        $213,404        $25,000      $ 1,983(1)        150,000
  President, Chief Executive ......................        1996         191,280           --           --              75,000
  Officer, Secretary and Treasurer ................        1995         195,328           --           --             180,000

David W. Keiser ...................................        1997        $157,642        $15,000      $ 1,892(1)         25,000
  Executive Vice President and ....................        1996         151,580          4,000         --              50,000
  Chief Operating Officer .........................        1995         151,580           --           --              75,000

Louis A. Matis, M.D ...............................        1997        $138,423        $12,000         --              22,500
  Vice President of Research, .....................        1996         133,100          4,000         --              45,500
  Immunobiology ...................................        1995         133,100          1,000         --              82,500

Stephen P. Squinto, Ph.D ..........................        1997        $148,460        $12,000         --              22,500
  Vice President of Research, .....................        1996         133,100          4,000         --              45,000
  Molecular Sciences ..............................        1995         131,158           --           --              72,500

Bernadette L. Alford, Ph.D ........................        1997        $150,801        $15,000         --              22,500
  Vice President of Regulatory ....................        1996         145,000          4,000         --              45,000
  Affairs and Project Development .................        1995         129,417           --        $25,500(2)         35,000(3)

----------------
(1)  Represents the Company's matching contribution pursuant to its 401(k)
     defined contribution plan.

(2) Represents cash paid to Dr. Alford in connection with her joining the Company.

(3) Includes 15,000 options that were canceled in connection with the Company's repricing of options which was approved by the Company's Board of Directors during December 1994 and was consummated on May 1, 1995. The Board of
     Directors, after examining comparable companies and consulting with financial advisorsand certain large investors established the fair market value of the Company's Common Stock during December 1994.

     The following table sets forth information with respect to option grants in Fiscal 1997 to the persons named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                             % OF TOTAL                                           ANNUAL RATES OF
                                  NUMBER OF    OPTIONS                                               STOCK PRICE
                                 SECURITIES   GRANTED TO                 MARKET                   APPRECIATION FOR
                                 UNDERLYING  EMPLOYEES IN  EXERCISE OR  PRICE ON                   OPTION TERM (3)
                                   OPTIONS   FISCAL YEAR   BASE PRICE   DATE OF  EXPIRATION   ------------------------
    NAME                        GRANTED(#)(1)    (2)        ($/SH)       GRANT      DATE         5%($)        10%($)
    ----                        -------------   ----       -------      ------      -----     ----------    ----------
Leonard Bell, M.D .............   150,000(4)    44.5%      $10.375     $10.375    04/01/07    $  993,982    $2,504,574
David W. Keiser ...............    25,000        7.4        10.50       10.50     07/31/07       152,357       398,092
Louis A. Matis, M.D ...........    22,500        6.7        10.50       10.50     07/31/07       137,121       358,282
Stephen P. Squinto, Ph.D ......    22,500        6.7        10.50       10.50     07/31/07       137,121       358,282
Bernadette L. Alford, Ph.D ....    22,500        6.7        10.50       10.50     07/31/07       137,121       358,282

----------

(1) Options vest in four equal annual installments commencing on the first anniversary of the date of grant unless otherwise indicated.

(2) Based upon options to purchase 337,250 shares granted to all employees during fiscal 1997.

(3) The 5% and 10% assumed rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(4) These options vest in three equal annual installments commencing on the first anniversary of the date of grant.

     The following table sets forth information with respect to (i) stock options exercised in fiscal 1997 bythe persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at July 31, 1997.


                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                              NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED,
                                                                             OPTIONS HELD AT FISCAL         IN-THE-MONEY OPTIONS AT
                                              SHARES                                YEAR END                 FISCAL YEAR END($)(1)
                                           ACQUIRED ON          VALUE       --------------------------    --------------------------
   NAME                                    EXERCISE(#)        REALIZED($)   EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
   ----                                    -----------        -----------   -----------  -------------    -----------  -------------
Leonard Bell, M.D ......................       0                  0           176,750       308,750        $823,983      $811,326
David W. Keiser ........................       0                  0            47,500       102,500         275,778       319,528
Louis A. Matis, M.D ....................       0                  0            65,000        85,000         422,028       230,935
Stephen P. Squinto, Ph.D ...............       0                  0            55,000        85,000         343,903       230,935
Bernadette L. Alford, Ph.D .............       0                  0            28,750        73,750         138,827       143,045

----------

(1) Based on the average of the high and low sale price of the Common Stock on July 31, 1997 of $10.1875.

EMPLOYMENT AGREEMENTS

     Dr. Leonard Bell, President, Chief Executive Officer, Secretary and Treasurer of the Company, has a three-year employment agreement with the Company which expires April 1, 2000. The agreement provides that Dr. Bell will be employed as the President and Chief Executive Officer of the Company and that the Company will use its best efforts to cause Dr. Bell to be elected to the Board of Directors for the term of the agreement. Dr. Bell currently receives an annual base salary of $250,000. The contract provides that if (i) Dr. Bell is dismissed for any reason other than cause (as defined in the employment agreement) or (ii) Dr. Bell terminates the employment agreement for certain reasons including (a) certain changes in control of the Company, (b) Dr. Bell's loss of any material duties or authority, (c) if the Chief Executive Officer is not the highest ranking officer of the Company, (d) an uncured material breach of the employment agreement by the Company and (e) the retention of any senior executive officer by the Company, or an offer to pay compensation to any senior executive of the Company that in either case is unacceptable to Dr. Bell, in his reasonable judgment, then Dr. Bell shall be entitled to receive a lump sum cash payment equal to Dr. Bell's annual salary then in effect multiplied by the number of years remaining in the term of the employment agreement. In addition, upon such termination, all stock options and stock awards vest and become immediately exercisable and remain exercisable through their original terms. If, upon the termination of the employment agreement on April 1, 2000, Dr. Bell shall cease to be employed by the Company in the capacity of Chief Executive Officer by reason of the Company's decision not to continue to employ Dr. Bell as Chief Executive Officer at least on terms substantially similar to those set forth in the existing employment agreement, then Dr. Bell will be entitled to a severance payment equal to his annual salary during the final year of such employment agreement.

     Mr. David W. Keiser, Executive Vice President and Chief Operating Officer, has a three-year employment agreement with the Company which commenced in July 1997. Mr. Keiser currently receives an annual base salary of $178,000.

     Dr. Stephen P. Squinto, Vice President of Research, Molecular Sciences has a five-year employment agreement with the Company which commenced in March 1997. Dr. Squinto currently receives an annual base salary of $158,000.

     Dr. Louis A. Matis, Vice President of Research, Immunobiology, has a five-year employment agreement with the Company which commenced in December 1993. Dr. Matis currently receives an annual base salary of $158,000.

     Under the employment agreements for each of Mr. Keiser and Drs. Squinto and Matis, if any of them, respectively, is dismissed for any reason other than cause (as defined in the employment agreement), death or disability, or if any of them, respectively, terminates the employment agreement because of an uncured material breach thereof by the Company, he shall be entitled to receive a lump sum cash payment equal to the greater of (a) the annual salary for the remainder of the then current year of employment and (b) six months salary at the annual rate for the then current year of employment. In addition, upon such termination, all stock options shall accelerate vesting such that the number of such options vested on the day of termination shall be equal to the number of such options vested if the executive were to have been continuously employed by the Company until the date twelve months after the date of termination.

     Dr. Bernadette Alford, Vice President of Regulatory Affairs and Project Management, has been employed by the Company since September 1994. Dr. Alford receives an annual base salary of $172,000 and, upon joining the Company, received a bonus of $20,000 and temporary living expenses of $5,500 for the first 12 months of her employment. The Company has agreed to purchase a life insurance policy for $600,000 for Dr. Alford.

     All the Company's employment agreements require acknowledgement of the Company's possession of information created, discovered or developed by the employee/executive and applicable to the business of the Company and any client, customer or strategic partner of the Company. Each employee/executive also agreed to assign all rights he/she may have or acquire in proprietary information and to keep such proprietary information confidential and also agreed to certain covenants not to compete with the Company.

COMPENSATION OF DIRECTORS

     Directors may be granted options to purchase Common Stock under the 1992 Stock Option Plan and the 1992 Outside Directors Stock Option Plan. During February 1996, Drs. Fried, Link and Marks, independent members of the Board and the members of the Company's audit and compensation committees, became entitled to receive an annual accrued stipend of $25,000, $8,000 and $8,000, respectively, which began to accrue on November 1, 1994. Per meeting fees were paid in the amounts of $1,500, $750, and $750 to Drs. Fried, Link and Marks, respectively. These per meeting fees were deducted from the accrued stipends which were paid during 1996. Effective September 9, 1996, all non-employee, non-Chairman members of the Board became entitled, with 75% attendance at Board meetings, to receive an annual accrued stipend of up to $8,000. The Chairman of the Board is entitled, with 75% attendance at Board meetings, to receive an annual accrued stipend of up to $25,000. Per meeting fees are paid in the amounts of $1,500 and $750 to the Chairman of the Board and non-employee members of the Board, respectively. These per meeting fees are deducted from the maximum annual accrued stipends which are to be paid in October of the following year. Each of Drs. Fried, Madri, Marks, Link, Ms. More and Mr. Howe all attended at least 75% of the meetings of the Company's Board and received their full annual stipend.

     The Company's 1992 Outside Directors' Stock Option Plan (the "Directors' Option Plan") was adopted by the Board of Directors in August 1992 and approved by its stockholders in September 1992. The Directors' Option Plan was amended in November 1995. The Directors' Option Plan provides for the automatic grant of options to purchase shares of Common Stock to directors of the Company who are not officers, nor employees nor consultants of the Company or any of its subsidiaries (other than the Chairman of the Board of Directors of the Company who shall be eligible) ("Outside Directors"). Subject to the provisions of the Directors' Option Plan, the Board has the power and authority to interpret the Directors' Option Plan, to prescribe, amend and rescind rules and regulations relating to the Directors' Option Plan and to make all other determinations deemed necessary or advisable for the administration of the Directors' Option Plan. No participant may participate in any determination of the Board concerning options granted to such Participant under the Directors' Option Plan.

     Under the Directors' Option Plan, each Outside Director receives an option to purchase 7,500 shares of Common Stock on the date of his or her election to the Board. In addition, on the date of the 1997 Annual Meeting of stockholders and on the date of each subsequent annual meeting of stockholders at which a director is reelected, such director, if he or she is still an Outside Director on such date and has attended, either in person or by telephone, at least seventy-five percent (75%) of the meetings of the Board of Directors that were held while he or she was a director since the prior annual meeting of stockholders, will be granted an option to purchase an additional 2,000 shares of the Company's Common Stock. All options granted under the Outside Directors' Plan will have an exercise price equal to the fair market value on the date of grant. Options granted under the Outside Directors' Plan vest in three equal annual installments beginning on the anniversary of the date of grant.

     During fiscal year 1995, each non-employee director was granted non-qualified stock options to purchase 6,800 shares of Common Stock pursuant to the 1992 Stock Option Plan. In August 1992, each of Drs. Fried, Link and Marks received an option to purchase 7,500 shares of Common Stock under the Directors' Option Plan.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee is currently comprised of four directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices, recommending compensation for executives and key employees, the making of recommendations to the Board of Directors with respect to major compensation and benefit programs, and administering the Company's stock option plans.

 Compensation Philosophy

     The Company's overall compensation philosophy is to offer competitive salaries, cash incentives, stock options and benefit plans consistent with the Company's financial position. Rewarding capable employees who contribute to the continued success of the Company plus equity participation and a strong alignment to stockholder's interests are key elements of the Company's compensation policy. One of the Company's strengths contributing to its success is the strong management team--many of whom have been with the Company for a significant period of time. The Company's executive compensation policy is to attract and retain key executives necessary for the Company's short and long-term success by establishing a direct link between executive compensation and the performance of the Company by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards; and by providing equity awards based upon present and expected future performance to allow executives to participate in maximizing shareholder value.

     In awarding salary increases and bonuses, the Compensation Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during the past year and executive's contribution to such performance.

     Under the Omnibus Budget Reconciliation Act ("OBRA") which was enacted in 1993, publicly held companies may be prohibited from deducting as an expense for federal income tax purposes total remuneration in excess of $1 million paid to certain executive officers in a single year. However, OBRA provides an exception for "performance based" remuneration, including stock options. The Company expects to keep "non-performance based" remuneration within the $1 million limit in order that all executive compensation will be fully deductible. Nevertheless, although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

 Base Salary

     Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar biopharmaceutical companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement. No specific performance targets were established for fiscal year 1996, which was the base year for determining the salary increases awarded during 1997. In determining appropriate levels of base salary, the Compensation Committee relied in part on several biopharmaceutical industry compensation surveys.

 Bonus

     Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. The Company's policy is to base a significant portion of its senior executives' cash compensation on bonus. In determining bonuses, the Compensation Committee considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance.

 Stock Options

     The Compensation Committee, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants--who have significant responsibility for the management, growth and future success of the Company--with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such employee, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must be employed by the Company for such options to vest.

 1997 Compensation to Chief Executive Officer

     In reviewing and recommending Dr. Bell's salary and bonus and in awarding him stock options for fiscal year 1997 and for his future services, the Compensation Committee followed its compensation philosophy. Dr. Bell's annual salary was increased to $250,000 in April 1997. For the 1997 fiscal year, Dr. Bell received approximately 10.0% of his cash compensation in bonus. The Compensation Committee recommended this salary and bonus in recognition of Dr. Bell's achievements in establishing new commercial relationships, raising additional capital for the Company and advancing the Company's research efforts. In 1997, Dr. Bell was granted options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $10.375, the fair market value on the date of grant, under the terms of the 1992 Stock Option Plan. The options become exercisable in equal installments over three years on the anniversary date of the date of grant. The Compensation Committee recommended this option grant, to secure the long-term services of the Company's chief executive officer and to further align the chief executive officer's compensation with stockholder interests.

                             COMPENSATION COMMITTEE

             JOHN H. FRIED, PH.D., TIMOTHY F. HOWE, MAX LINK, PH.D.,
                         AND LEONARD MARKS, JR., PH.D.

THE COMPANY'S PERFORMANCE

     The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The following graph compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Nasdaq Stock Market-United States, and (ii) the Hambrecht & Quist Biotechnology Index. The graph assumes (a) $100 was invested on February 28, 1996 in each of the Company's Common Stock, the stocks comprising the NASDAQ Stock Market-United States and the stocks comprising the Hambrecht & Quist Biotechnology Index, and
(b) the reinvestment of dividends.

                             STOCK PERFORMANCE CHART

                 [GRAPHICAL REPRESENTATION OF DATA TABLE BELOW]

                    ALEXION           NASDAQ STOCK    HAMBRECHT & QUIST
              PHARMACEUTICALS, INC.    MARKET-(US)      BIOTECHNOLOGY
     2/28/96          100                 100               100
     4/30/96          108                 108                95
     7/31/96           73                  98                83
    10/31/96          121                 110                92
     1/31/97          147                 125                97
     4/30/97          106                 114                84
     7/31/97          127                 145                95
     9/30/97*         179                 153                98

            * The last date for which data is available.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Arthur Andersen LLP have been the independent auditors for the Company since the Company's inception and will serve in that capacity for the 1998 fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than July 17, 1998 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

         The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                               By Order of the Board of Directors

                               LEONARD BELL, M.D.
                                  Secretary

Dated: November 13, 1997

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT
        WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:
           ALEXION PHARMACEUTICALS, INC., 25 SCIENCE PARK, NEW HAVEN,
                    CONNECTICUT 06511, ATTENTION: PRESIDENT.

                          ALEXION PHARMACEUTICALS, INC.

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                  STOCKHOLDERS TO BE HELD ON DECEMBER 11, 1997

     Leonard Bell, M.D. and David W. Keiser, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. held of record by the undersigned on November 13, 1997, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Thurday, December 11, 1997, at the Whitney Room at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

1.   Proposal--Election of Directors--Nominees are:

     John H. Fried, Leonard Bell, Timothy F. Howe, Max Link, Joseph A. Madri, Leonard Marks, Jr. and Eileen M. More.

     FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below): [ ]

     WITHHOLD AUTHORITY to vote for the listed nominees. [ ]

        ------------------------------------------------------------------------

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

     IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.




                                       Dated _____________________________, 1997


                                       -----------------------------------------
                                                    Signature

                                       -----------------------------------------
                                               Signature if held jointly


                                       The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

                  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.